EXHIBIT A
JOINT FILING AGREEMENT
BETWEEN RIO TINTO PLC AND RIO TINTO INTERNATIONAL HOLDINGS LIMITED
     The undersigned hereby agree that the Statement on Schedule 13D, dated November 3, 2006, with respect to the common shares, without par value, of Ivanhoe Mines Ltd. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 3rd day of November, 2006.

Rio Tinto plc
By:	/s/ Anette V Lawless
	Name:	Anette V Lawless
	Title:	Company Secretary

Rio Tinto International Holdings Limited
By:	/s/ Anette V Lawless
	Name:	Anette V Lawless
	Title:	Director

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